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Exhibit 10.8

August 16, 2002

Mr. Darl McBride
President & CEO
Caldera
355 South 520 West
Lindon, Utah 84042

Dear Darl:

        This letter confirms the engagement of Morgan Keegan & Company, Inc. ("Morgan Keegan") to act as exclusive financial advisor to Caldera International, Inc. ("Caldera" or the "Company") to assist the Company in its analysis, consideration and, if appropriate, execution of various financial and strategic alternatives available to it, and such other matters to which you and we may agree during the course of our engagement. Such financial alternatives and other matters may include assisting the Company in securing additional equity and/or debt capital; and assisting the Company in its analysis and consideration of the financial aspects of certain potential strategic transactions, including, but not limited to, mergers, acquisitions, spin-offs, joint ventures, minority investments, negotiated purchases, or other similar transactions (individually, the "Transaction" and collectively, the "Transactions").

        As exclusive financial advisor to the Company, Morgan Keegan will perform the following functions:

  a.
  Assist Caldera in the assessment of certain market information and business strategies relevant to the operations of the Company;

  b.
  Assist Caldera in developing an appropriate value range in connection with a Transaction;

  c.
  Assist Caldera in reviewing, evaluating and structuring any proposed Transaction;

  d.
  Assist Caldera in developing a general negotiating strategy and in actual negotiations with potential investors, lenders and/or merger and acquisition candidates and consult with and assist counsel and independent accountants in structuring and carrying through to settlement any agreement which may be reached;

  e.
  Assist Caldera in preparing summary information (the "Information") with respect to the Company for distribution to potential investors, lenders and/or merger and acquisition candidates selected by Morgan Keegan and Caldera, describing the Company and its business, it being specifically agreed that (i) the Information shall be based entirely upon information supplied by the Company (or public information), and Caldera hereby warrants that, to the best of its knowledge, the Information supplied shall be complete and accurate in all material respects, and not misleading and (ii) Morgan Keegan shall not be responsible for the accuracy and completeness of the Information except as it pertains to public information derived from research performed by Morgan Keegan.

  f.
  Morgan Keegan will advise and assist Caldera, on a best efforts basis, in obtaining the private equity and/or debt investment required to capitalize the Company in such amount and upon such terms as deemed to be appropriate by the Company and Morgan Keegan. Morgan Keegan agrees to provide Caldera with a list of all investors contacted by Morgan Keegan on a monthly basis. Morgan Keegan will provide advice and assistance in structuring and pricing the securities and in locating appropriate financing sources.

        In order to coordinate our efforts with respect to a possible Transaction, during the period of our engagement hereunder, if the Company or its management receives an inquiry regarding a Transaction, the Company or such persons will promptly advise Morgan Keegan of such inquiry. All contact with third parties by Morgan Keegan must be approved by the Company.

        1.     In consideration for the services rendered by Morgan Keegan hereunder, the Company shall pay Morgan Keegan:

  a.
  An advisory fee equal to a warrant to purchase 200,000 shares of Caldera common stock for an exercise price of $0.01 per share (the "Warrant Fee"), payable upon execution of this Agreement. The company will file a registration statement for the shares underlying the warrant. Morgan Keegan agrees that for a period of one year from the date of this agreement, it will sell no more than 50,000 shares in any single calendar quarter.

  b.
  In the event that the Company sells equity and/or debt securities, the Company will pay Morgan Keegan placement fees (the "Contingent Placement Fees") payable in cash at closing as follows:

  i.
  Cash equal to six (6) percent of the principal amount of equity financing (common stock, preferred stock and convertible preferred stock); plus

  ii.
  Cash equal to three (3) percent of the principal amount of mezzanine financing (convertible debt, whether subordinated or not); plus

  iii.
  Cash equal to one (1) percent of the principal amount of senior debt provided, however, that Morgan Keegan shall not be entitled to such a fee with respect to senior debt sourced from commercial banks and other institutional lenders.

    For those potential investors listed on Appendix A, the Contingent Placement Fee otherwise owing to Morgan Keegan shall be reduced by 50%. If more than one closing is required in connection with the sale of such Securities, only that portion of the Contingent Placement Fee applicable to each closing shall be payable at such closing.

  c.
  In the event of the sale or acquisition of the Company by a third party, the Company will pay Morgan Keegan a transaction fee (the "Transaction Fee") payable in cash at closing equal to the greater of: (i) two (2) percent of the aggregate consideration (the "Transaction Consideration"), as defined below, paid to the Company and its shareholders or (ii) $250,000 (not including gains, if any, from the Warrant Fee).

  d.
  In the event that the Company completes an acquisition, the Company will pay Morgan Keegan a Transaction Fee payable in cash at closing equal to the greater of: (i) two (2) percent of the Transaction Consideration paid to a target or its shareholders or (ii) $250,000 (not including gains, if any, from the Warrant Fee). Notwithstanding this section 1 (d), the Transaction Fee payable to Morgan Keegan relating to the closing of a transaction or series of transactions with Vista.com will be limited to $150,000 which will be prorated based on a total transaction value of $5 million.

    All fees payable pursuant to Sections 1(b), (c), and (d) above (collectively the "Success Fees"), shall be subject to a credit in favor of Caldera in the amount of $200,000 (the "Warrant Credit"). The Warrant Credit shall be applied against all Success Fees at a rate of 25% per payment to Morgan Keegan until such time as the Warrant Credit is fully depleted. In addition, whether or not a Transaction is completed, the Company will reimburse Morgan Keegan, on a monthly basis, for its reasonable out of pocket expenses (including fees and expenses of counsel) incurred in connection with its acting as advisor hereunder. The Company agrees to provide to Morgan Keegan, upon signing this Agreement, a $20,000 advance against such out of pocket expenses. Such out of pocket expenses shall not exceed $25,000 without the prior consent of the Company, which shall not be unreasonably withheld.

The "Transaction Consideration" for purposes of calculating a Transaction Fee shall mean the gross value of all cash, securities and other property paid directly or indirectly by an acquiror to a seller or sellers in connection with a Transaction. A seller may include the Company, an affiliate of the

Company or stockholders of the Company. The value of any securities (whether debt or equity) or other property delivered as consideration in any Transaction shall be determined as follows: (i) the value of securities that are freely tradeable in an established public market will be determined on the basis of the average closing market price on the last five trading days immediately prior to the closing of the Transaction and (ii) the value of securities that are not freely tradeable or have no established public market and the value of consideration that consists of other property, shall be the fair market value thereof, as reasonably determined by the Company and Morgan Keegan. Transaction Consideration also shall be deemed to include the aggregate principal amount of all indebtedness assumed or acquired, directly or indirectly, by the acquiring party or any of its affiliates in a Transaction or retired, defeased or otherwise cancelled in connection with the Transaction and the present value of any agreements not to compete or consulting agreements.

        Amounts paid into escrow and contingent payments in connection with any Transaction will be included as part of the Transaction Consideration. Transaction Fees on amounts paid into escrow shall be payable upon the release of such amounts paid into such escrow. If any portion of the consideration in connection with any Transaction is payable in the future on the basis of occurrence of certain future events, the portion of the Transaction Fee relating to such contingent payments shall be payable at the time the actual consideration is paid.

        2.     The Company will advise Morgan Keegan of its intention to make any offers or sales of Securities during the term of this agreement. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act of 1933, as amended (the "Act").

        3.     The Company and Morgan Keegan agree that:

  a.
  The Company will not, directly or indirectly, make any offer or sale of any of the Securities or any securities of the same or similar class as the Securities, the result of which would cause the offer and sale of the Securities to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Act.[do not understand this]

  b.
  The Company will comply with all requirements of Regulation D promulgated under the Act. Without limitation, the Company will:

  i.
  not offer or sell the Securities by means of any form of general solicitation or general advertising;

  ii.
  not offer or sell the Securities to any person who it does not have a reasonable basis to believe is an "accredited investor" (as defined in Rule 501 under the Act);

  iii.
  exercise reasonable care to assure that the purchasers of the Securities are not underwriters within the meaning of Section 2(11) of the Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Act; and

  iv.
  file a Form D with the Securities and Exchange Commission as contemplated by Rule 503 under the Act. (Morgan Keegan shall have the right to approve the Form D, which approval shall not be unreasonably withheld. The Company will not make any other filings with the Securities and Exchange Commission with respect to the offer and sale of the Securities without Morgan Keegan's prior consent, which may not be unreasonably withheld.)

  b.
  Morgan Keegan will comply with all applicable requirements of Regulation D promulgated under the Act. Without limitation, Morgan Keegan will:

  i.
  not offer the Securities by means of any form of general solicitation or general advertising; and

    ii.
    not offer the Securities to any person who it does not have a reasonable basis to believe is an "accredited investor" (as defined in Rule 501 under the Act).

  c.
  The Company agrees to take such action (if any) as Morgan Keegan may reasonably request to qualify the Securities for offer and sale under the securities laws of such states as Morgan Keegan may specify; provided that in connection therewith the Company will not be required to qualify as a foreign corporation or file a general consent to service of process. The Company agrees that it will make any filings or take other actions required under applicable state securities laws to permit the sale of the Securities.

        4.     If, in connection with the services or matters that are the subject of this Agreement, Morgan Keegan or any controlling person, affiliate, director, officer, employee or agent of Morgan Keegan (Morgan Keegan and each such other person referred to as an "Indemnified Person") becomes involved in any capacity in any lawsuit, claim or other proceeding for which indemnity may be sought pursuant to Section 4 of this Agreement, the Company shall immediately reimburse such Indemnified Person for any and all legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating, preparing to defend or defending such lawsuit, claim or other proceeding. The Company also agrees to indemnify each Indemnified Person from, and hold it harmless against, any and all losses, claims, damages, liabilities or expenses to which such Indemnified Person may become subject arising in any manner out of or in connection with the services or matters which are the subject of this Agreement; provided, however, that the Company shall not be liable under this Section 4 in respect of any loss, claim, damage, liability or expense to the extent that it is finally judicially determined by a court of competent jurisdiction that such loss, claim, damage or liability resulted directly from the gross negligence or willful misconduct of Morgan Keegan in the performance of its services hereunder.

        The Company agrees that the indemnification and reimbursement commitments set forth in this Section 4: (i) shall apply whether or not any Indemnified Person is a formal party to any such lawsuit, claim or other proceeding and (ii) are in addition to any liability that the Company may otherwise have to any Indemnified Person. The Company agrees that, unless a final judicial determination is made to the effect specified in the proviso in the last sentence of the preceding paragraph, any settlement of a lawsuit, claim or other proceeding against the Company arising out of the transactions contemplated by this Agreement which is entered into by the Company shall include a release from the party bringing such lawsuit, claim or other proceeding of each Indemnified Person, which release shall be reasonably satisfactory to Morgan Keegan. The Company further agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company in connection with Morgan Keegan's engagement hereunder, except for such losses, claims, damages or liabilities incurred by the Company that are finally judicially determined by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Indemnified Person.

        The Company and Morgan Keegan agree that if such indemnification or reimbursement sought pursuant to this Section 4 is finally judicially determined by a court of competent jurisdiction to be unavailable, then, whether or not Morgan Keegan is the Indemnified Person, the Company and Morgan Keegan shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on one hand, and Morgan Keegan on the other, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and Morgan Keegan on the other, as well as any other equitable considerations; provided, however, that in no event shall the amount to be so contributed by Morgan Keegan exceed the amount of the cash fees actually received by Morgan Keegan hereunder.

        5.     The term of Morgan Keegan's appointment and authorization hereunder shall extend from the date hereof through February 15, 2003, or such other date as may be mutually agreed by the Company and Morgan Keegan, and shall be automatically renewed for successive monthly periods until terminated in writing by either the Company or Morgan Keegan. The provisions of Sections 1, 2, 3, 4, 6, 8, 9, 10 and this Section 5 shall survive any termination of this Agreement. During the term of this Agreement, Morgan Keegan shall provide, on a monthly basis, the Company with a list of all potential investors, lenders and merger and acquisition candidates ("The Active Candidate List") that Morgan Keegan contacted on behalf of the Company in its capacity as exclusive financial advisor and with whom the Company had substantive, meaningful discussions. If the Company completes a Transaction with any entity on "The Active Candidate List" within twelve (12) months of the termination of this engagement, the Company shall be responsible for the payment of the fees under Section 1 of this Agreement.

        6.     Morgan Keegan is a full service securities firm and as such may from time to time affect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and other companies which may be the subject of the engagement contemplated by this Agreement.

        7.     All opinions and advice provided to the Company in connection with this engagement are intended solely for the benefit and use of the Company in connection with the matters described in this Agreement, and accordingly such advice shall not be relied upon by any person or entity other than the Company. The Company will not make any other use of any such opinions or advice. In addition, none of (i) the name of Morgan Keegan, (ii) any advice rendered by Morgan Keegan to the Company, or (iii) any communication from Morgan Keegan pursuant to this Agreement will be quoted or referred to in any report, document, release or other communication prepared, issued or transmitted by the Company, or any person controlled by the Company, without Morgan Keegan's prior written consent, which consent will not be unreasonably withheld.

        8.     In the event of consummation of any transaction, Morgan Keegan shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Morgan Keegan will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld.

        9.     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        10.   This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed in accordance with the laws of the State of Utah. Each of the parties hereto expressly waives all right to trial by jury in any action or proceeding arising out of this Agreement. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto and shall be binding upon and inure to the benefit of the Company, Morgan Keegan, and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives.

        If the foregoing correctly sets forth the understanding and agreement between Morgan Keegan and the Company, please so indicate in the space provided below, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,
MORGAN KEEGAN & COMPANY, INC.
By:	/s/ KIMBLE L. JENKINS
Name:	Kimble L. Jenkins
Title:	Managing Director

Agreed and Accepted:

CALDERA, INC.

By:	/s/ DARL C. MCBRIDE
Name:	Darl McBride
Title:	President and CEO

APPENDIX A

VSpring Capital (SCO)
Vector Capital (SCO)
IDG Ventures (Broadmark)
Group Atlantic Partners, LLC (Broadmark)
Paladin Capital Group (Broadmark)
Pequot Capital (Broadmark)
Technology Crossover Ventures (Broadmark)
Ram Capital Resources, LLC (Impact Capital)
Crestview Capital Fund (Impact Capital)

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  Exhibit 10.8